Exhibit 3.1

CERTIFICATE OF DESIGNATION

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

SRKP 4, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

SRKP 4, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation (the "Certificate of Incorporation"), of the Corporation and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Board adopted the following resolution establishing a series of 10,000,000 shares of Preferred Stock of the Corporation designated as "Series A Convertible Preferred Stock":

RESOLVED, that pursuant to the authority conferred on the Board by the Certificate of Incorporation, a series of Preferred Stock, par value $0.0001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.    Designation and Amount. There shall be a series of Preferred Stock designated as "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be 10,000,000. Such series is referred to herein as the "Series A Preferred Stock" and shall have a stated value (the "Stated Value") of $4.50 per share. The Series A Preferred Stock shall, with respect to dividend rights, have the entitlements set forth herein and shall, with respect to rights upon the occurrence of a Liquidation Event (as defined in Section 3(a) below), rank (a) senior to all classes of Common Stock of the Corporation; (b) senior to any class or series of capital stock of the Corporation hereafter created that ranks junior to the Series A Preferred Stock (collectively with the Common Stock, the "Junior Stock"); (c) on a parity with any class or series of capital stock of the Company hereafter created specifically ranking on parity with the Series A Preferred Stock (collectively with the Series A Preferred Stock, the "Parity Stock"), and (d) junior to any class or series of capital stock of the Corporation hereafter created that ranks senior to the Series A Preferred Stock, provided, however, that in the event the Company creates and issues any class of capital stock referred to in clauses (c) or (d), such newly created and issued classes are issued with the consent of the Series A Preferred Stock as provided in Section 5(b) below. The number of shares of Series A Preferred Stock may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the number of shares then issued and outstanding.

2.    Dividends and Distributions.

(a)    Commencing on the date issued, the holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends on each share of Series A Preferred Stock, payable at the election of the Corporation in kind or in cash, at the rate of 4% per annum (accruing daily from the date of issuance of such share of Series A Preferred Stock (such date, the “Original Issuance Date”)) and computed on the basis of a 365-day year) of the Stated Value, payable annually in arrears on each anniversary of the Original Issuance Date (each, a “Payment Date”). Such dividends, if paid in kind, shall be paid in additional duly authorized, fully-paid and non-assessable shares of Series A Preferred Stock. Such dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The number of shares to be paid upon any payment in kind dividend for purposes of this Section 2 shall be the amount of the dividend divided by the Stated Value (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock).

(b)    If the Corporation does not elect on or before any Payment Date to pay the accrued dividends on the Series A Preferred Stock in cash, the dividends shall automatically be paid in kind and the Corporation shall issue to each holder of Series A Preferred Stock and record in the name of such holder on the stock records of the Corporation the number of shares of additional Series A Preferred Stock provided for in the last sentence of Section 2(a) above. Such shares shall be validly issued, fully paid and non-assessable and shall accrue dividends from the Original Issuance Date of such shares and have the same terms as the Series A Preferred Stock regardless of whether actual certificates have been issued therefor. Any holder of such additional shares of Series A Preferred Stock shall have the right to require the Corporation to issue a stock certificate therefor upon request at any time or from time to time.

(c)    In addition to the foregoing, subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends issued with the consent of the Series A Preferred Stock as provided in Section 5(b) below, the holders of shares of Series A Preferred Stock, without regard to any limitation on conversion set forth in Section 4(b) hereto, shall be entitled to receive, as, when and if declared by the Board of Directors of the Corporation, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise payable to the holders of Common Stock on an as converted basis.

(d)    Any dividend or distribution (other than that referenced in Section 2(c)) payable to the holders of the Series A Preferred Stock pursuant to this Section 2 shall be paid to such holders at the same time as the dividend or distribution on the Junior Stock or any other capital stock of the Corporation by which it is measured is paid.

(e)    All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share.

(f)    Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with or in lieu of any Liquidation Event (as defined below).

(g)    Upon any conversion of the Series A Preferred Stock pursuant to Section 4 below, any accrued and unpaid dividends thereon shall either be paid in cash or shall be paid through the issuance by the Corporation of a number of shares of Common Stock equal to the number of shares of Common Stock into which the Series A Preferred Stock that would otherwise have been issued in payment of such dividend pursuant to the last sentence of Section 2(a) would have been convertible.

3.    Liquidation Preference. (a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary or (ii) voluntary or involuntary bankruptcy of the Corporation (subparagraphs (i) and (ii) being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before and in preference to any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to the greater of (x) the Stated Value plus an amount equal to all accrued and unpaid dividends thereon and (y) the amount such holders would have been entitled to receive upon such Liquidation Event had the Series A Preferred Stock been converted, without regard to any limitation on conversion set forth in Section 4(b) hereto, immediately prior to such Liquidation Event. In the case such distributions consist, in whole or in part, of property or restricted securities, the value of such property or securities shall be determined in good faith by the Board. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock held. Subject to Section 4(f), a consolidation or merger of the Corporation with or into another company in which the Corporation is not the surviving entity or the shares of capital stock of the Corporation constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into other stock or securities, cash and/or any other property or a sale of all or substantially all the assets of the Corporation shall not be considered a Liquidation Event and, accordingly, the Corporation shall make appropriate provision to ensure that the terms of this Certificate of Designations survive any such transaction.

(b)    Upon the completion of the distribution required by subparagraph (a) of this Section 3 and subject to any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by the holders of Common Stock.

(c)    Any securities or other property to be distributed to the holders of the Series A Preferred Stock pursuant to Section 3(a) hereof shall be valued as follows:

(i)    For securities not subject to an investment letter or other similar restriction on free marketability and traded on a securities exchange or on Nasdaq (as defined below), or actively traded over-the-counter, the value shall be the Market Price (as defined below) of the securities as of the date of valuation. The “Market Price” of a security shall mean the volume weighted average price of such security, for five consecutive Trading Days, ending with the day prior to the date as of which the Market Price is being determined, calculated by adding up the dollars traded for every transaction (price multiplied by the number of shares traded) and then dividing by the total shares traded for the day. "Trading Day" shall mean a day on which the securities exchange or Nasdaq used to determine the Closing Price is open for the transaction of business or the reporting of trades or, if the Closing Price is not so determined, a day on which such securities exchange is open for the transaction of business. The "Closing Price" for any security for each Trading Day shall be the reported closing price of such security on the national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange, shall mean the reported closing price of such security on the Nasdaq SmallCap Market or the Nasdaq National Market System (collectively referred to as "Nasdaq") or, if such security is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq, shall mean the reported closing price of such security on the principal securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on a national securities exchange, quoted on Nasdaq or listed or admitted to trading on any other securities exchange, shall mean the closing or last sale price in the over-the-counter market.

(ii)    For securities for which there is no such active public market, or for assets or any other property, the value shall be the fair market value as determined in good faith by the Board.

4.    Conversion.

(a)    Optional Conversion. Subject to the terms of Section 4(b) below, the shares of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Section 4(d) below, into fully paid and nonassessable shares of Common Stock and such other property as hereinafter provided. The initial conversion price per share of Common Stock is $4.50 (the "Conversion Price"). The rate at which each share of Series A Preferred Stock is convertible at any time into Common Stock (the "Conversion Rate") shall be determined by dividing i) the Stated Value for such share by ii) the then existing Conversion Price, and shall be subject to adjustment as provided herein.

(b)    Limitation of Conversion. Notwithstanding anything to the contrary herein, in no event shall a holder of Series A Preferred Stock have the right to convert shares of Series A Preferred Stock into Common Stock pursuant to Section 4(a) to the extent, and only to the extent, that as result of such conversion, the total number of shares of Common Stock that such holder would then be deemed to beneficially own (the “Post Conversion Common Stock Amount”) pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) would exceed 9.99% of the total number of then issued and outstanding shares of Common Stock (the “Total Adjusted Common Stock Outstanding”), as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  In the event that issuance of Common Stock to a holder upon conversion of Series A Preferred Stock is limited pursuant to this Section 4(b), nothing herein shall limit, prevent or preclude such holder from converting shares of Series A Preferred Stock to Common Stock pursuant to Section 4(a) at any other time when the Post Conversion Common Stock Amount would not exceed 9.99% of the Total Adjusted Common Stock Outstanding for such holder. This provision shall not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a Liquidation Event, reclassification, reorganization, merger or similar transaction. The provisions of this Section 4(b) may be waived by a holder of Series A Preferred Stock as to itself (and solely as to itself) upon not less than sixty-five (65) days prior written notice to the Company, and the provisions of this Section 4(b) shall continue to apply to such holder until such 65th day (or later, if stated in the notice of waiver).

(c)    Mandatory Conversion. Each share of Series A Preferred Stock shall be automatically converted into fully paid and non-assessable shares of Common Stock at the then-effective Conversion Rate in the event that the Closing Price (as defined in Section 3(c)) of the Company’s Common Stock exceeds 200% of the Conversion Price for twenty (20) consecutive trading days. Any shares of Series A Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 4 on the date of such mandatory conversion (unless previously converted at the option of the holder).

(d)    Conversion Procedures – Optional Conversion.

(i)    Any holder of shares of Series A Preferred Stock desiring to convert such shares into Common Stock pursuant to Section 4(a) hereof shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock at the office of a duly authorized and appointed registrar and transfer agent of the Series A Preferred Stock (the "Transfer Agent"), which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The Corporation need not deem a notice of conversion to be received unless the holder complies with all the provisions hereof. The Corporation will instruct the Transfer Agent (which may be the Corporation) to make a notation of the date that a notice of conversion is received, which date shall be deemed to be the date of receipt for purposes hereof, so long as receipt is prior to 4:00 p.m. prevailing Eastern Time on a Trading Day and otherwise shall be deemed to be received on the next following Trading Day.

(ii)    The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series A Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share if applicable. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of receipt (in accordance with the third sentence of Section 4(d)(i) hereof) of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series A Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

(iii)    All notices of conversion shall be irrevocable; provided, however, that if the Corporation has sent notice of an event pursuant to Section 4(i) hereof, a holder of Series A Preferred Stock may, at its election, provide in its notice of conversion that the conversion of its shares of Series A Preferred Stock shall be contingent upon the occurrence of the record date or effectiveness of such event (as specified by such holder), provided that such notice of conversion is received by the Corporation prior to such record date or effective date, as the case may be.

(e)    Conversion Procedures – Mandatory Conversion. Upon the date of a mandatory conversion pursuant to Section 4(c) (the “Mandatory Conversion Date”), the rights of each holder of Series A Preferred Stock (other than the right to receive shares of Common Stock upon conversion of the Series A Preferred Stock pursuant to the terms hereof, as such holder) shall cease and such holder shall be treated for all purposes as the record holder of the shares of Common Stock issuable upon such conversion. As promptly as practicable on or after the Mandatory Conversion Date, the Corporation shall issue and cause to be mailed or delivered to such holder a notice stating that the Mandatory Conversion Date has occurred and that the shares of Series A Preferred Stock have been deemed to have converted in accordance with Section 4(c). Upon the Mandatory Conversion Date, the holders of the Series A Preferred Stock shall surrender the certificates representing such preferred stock for which such conversion has occurred to the Corporation and the Corporation shall, upon receipt of such certificate(s), cause its transfer agent to deliver the shares of Common Stock issuable upon such conversion to the holder within three business days of the holder’s delivery of the applicable certificate(s) representing Series A Preferred Stock. The Corporation shall not be obligated to issue the shares of Common Stock issuable upon such conversion, however, unless certificates evidencing such preferred shares are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an affidavit or agreement satisfactory to the corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(f)    Adjustment of Conversion Rate. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions with respect to the Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then the Conversion Rate in effect immediately prior thereto shall be adjusted by the Corporation’s Board of Directors so that, upon the happening of such event, the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive, as nearly as is practicable, the number of shares of Common Stock or other capital stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section shall become effective at the time of a distribution in the case of clause (i) and (ii) above and the effective date of the event in the case of clauses (iii) and (iv) above. Notwithstanding anything to the contrary contained herein, no adjustment to the Conversion Rate shall be made under this Section 4 with respect to any dividend paid on the Series A Preferred Stock in accordance with Section 2(a) hereof.

(g)    Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, including shares of Series A Preferred Stock issued as payment of dividends pursuant to Section 2 hereof or any adjustment to the Conversion Rate, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.

(h)    No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If more than one certificate evidencing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price as of the close of business on the day of conversion.

(i)    Prior Notice of Certain Events. In case:

(i)    the Corporation shall declare any dividend (or any other distribution);

(ii)    the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

(iii)    of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value);

(iv)    of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(v)    of a Liquidation Event (including, without limitation, the voluntary or involuntary dissolution, liquidation or winding up of the Corporation);

then the Corporation shall cause to be filed with the Transfer Agent, and shall cause to be mailed to the holders of record of the Series A Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least ten (10) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up or other Liquidation Event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up or other Liquidation Event and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

(j)    Ambiguities/Errors. The Board shall have the power to resolve any ambiguity or correct any error in the provisions relating to the convertibility of the Series A Preferred Stock, and its actions in so doing shall be final and conclusive.

5.    Voting Rights.

(a)    General. Except as otherwise provided herein, in the Certificate of Incorporation or the Bylaws of the Corporation, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation. In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the Common Stock into which such share of Series A Preferred Stock is convertible, without regard to any limitation on conversion set forth in Section 4(b) hereto, on the record date for such vote, or if no record date has been established, on the date such vote is taken. Any shares of Series A Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

(b)    Class Voting Rights. In addition to any vote specified in Section 5(a), so long as at least 50% of the shares of Series A Preferred Stock initially issued in connection with the completion of the merger transaction contemplated by that certain Agreement and Plan of Merger dated February 27, 2006 among the Corporation, Cougar Biotechnology, Inc., and SRKP Acquisition Corp., shall be outstanding, the affirmative vote or consent of the holders of at least 66% of all outstanding Series A Preferred Stock voting separately as a class shall be necessary to permit, effect or validate any one or more of the following:

(i)    the authorization, creation, designation, issuance or sale of any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock which by its terms is convertible into or exchangeable for any equity security, which, as to the payment of dividends, distribution of assets, including without limitation distributions to be made upon a Liquidation, is senior to or on a parity with the Series A Preferred Stock; or

(ii)    the amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Corporation (whether by way of reclassification, merger, consolidation, reorganization or otherwise) in any manner which materially adversely affects the relative preferences, privileges, restrictions or other rights of the Series A Preferred Stock, or increases the number of authorized shares of Series A Preferred Stock.

6.    Mandatory Redemption. At any time after the tenth anniversary of the date hereof, the holders of a majority of the Series A Preferred Stock then outstanding may demand that the Corporation redeem (out of funds legally available for that purpose) all of each such holder’s Series A Preferred Stock then outstanding for a cash amount per share equal to the Stated Value, plus all accrued and unpaid dividends thereon (the “Redemption Amount”). Such right shall be exercised by delivery to the Corporation of a notice (a “Mandatory Redemption Notice”) requesting such redemption. The Corporation shall redeem such Series A Preferred Stock on a date (a “Mandatory Redemption Date”) that is not more than thirty (30) calendar days after the date of delivery of a Mandatory Redemption Notice. Payment of the Redemption Amount shall be made by the Corporation quarterly over the three (3) years following such Mandatory Redemption Date; provided, however, that if the Corporation has insufficient funds legally available to redeem any Series A Preferred Stock required to be redeemed on any Mandatory Redemption Date, those funds legally available for such purpose shall be used to redeem the number of shares of Series A Preferred Stock which may be legally redeemed. The holders of the Series A Preferred Stock to be redeemed pursuant to this Section 6 shall participate in any such partial redemption pro rata in accordance with the number of shares of Series A Preferred Stock requested to be redeemed by each such holder. At any time on or after a Mandatory Redemption Date, each holder of record of Series A Preferred Stock to be redeemed on such date shall be entitled to receive his, her or its Redemption Amount in accordance with this Section 6 upon actual delivery to the Corporation or its agents of the certificate or certificates representing the shares to be redeemed. On a Mandatory Redemption Date, all rights in respect of such Series A Preferred Stock to be redeemed, except the right to receive the Redemption Amount, shall cease and terminate (unless default shall be made by the Corporation in the payment of the Redemption Amount, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificate or certificates representing such shares have been received by the Corporation.

7.    Outstanding Shares. For purposes of this Certificate of Designation, after initial issuance, all shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock converted into Common Stock; (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation; (iii) from the Mandatory Redemption Date, all shares of Series A Preferred Stock to be redeemed pursuant to the Mandatory Redemption Notice delivered with respect thereto; and (iii) any and all shares of Series A Preferred Stock held in escrow prior to delivery of such stock by the Corporation to the initial beneficial owners thereof.

8.    Status of Acquired Shares. Shares of Series A Preferred Stock received upon conversion pursuant to Section 4 or otherwise acquired by the Corporation will be canceled and shall not be reissued.

9.    Preemptive Rights. The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

10.    No Amendment or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

11.    Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

* * * * *

IN WITNESS WHEREOF, SRKP 4, Inc. has caused this Certificate to be signed by its duly authorized officer on this 31st day of March, 2006.

SRKP 4, INC.

By:	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President